Exhibit 10.117

Description of Decision on Payment of Cooke Director Fees

Pursuant to the Company’s meeting of its Board of Directors on July 12, 2010, the Board agreed to pay Jeff Cooke a Director’s fee in the amount of $30,000 upon the closing of a recapitalization or sale transaction.  The payment is contingent upon Mr. Cooke continuing his role as a member of the Board of Directors through the closing date of such transaction.